Exhibit 99.1

R&G FINANCIAL CORPORATION ANNOUNCES RECEIPT BY

R&G MORTGAGE SUBSIDIARY OF WITHDRAWAL

NOTICE FROM HUD AND RELATED ACTIONS BEING TAKEN,

AS WELL AS COMPLETION OF FINAL “UNWINDING” TRANSACTION

San Juan, Puerto Rico, July 10, 2007 – R&G Financial Corporation, San Juan, Puerto Rico (the “Company”), a financial holding company with operations focused in Puerto Rico, announced today that it has received notice from the United States Department of Housing and Urban Development (“HUD”) of immediate withdrawal of HUD-FHA Title II Approval of R&G Mortgage Corporation (“R&G Mortgage”) to act as a HUD-FHA approved lender due to its failure to timely submit audited financial statements. R&G Mortgage, a wholly-owned subsidiary of the Company, will not have audited financial statements available until the Company completes its audited consolidated financial statements. The Company has previously disclosed that it is restating its consolidated financial statements for the fiscal years 2004, 2003 and 2002 and certain selected financial information for fiscal years 2001 and 2000. As a result of this notification, R&G Mortgage is currently unable to originate FHA-insured/VA-guaranteed loans. The FHA-insured/VA-guaranteed loan production of R&G Mortgage represented approximately 6.3% of the Company’s total Puerto Rico residential mortgage loan production for the six months ended June 30, 2007. The Company has caused R&G Mortgage to file an appeal with HUD and is taking other steps to try to remedy the effects of the HUD revocation, including causing R-G Premier Bank, a Puerto Rico chartered commercial bank and wholly-owned subsidiary of the Company (“R-G Premier”), to apply to be licensed as a HUD-FHA-approved lender. As a licensed bank lender, RG Premier would not be subject to the audited financial statement requirements applicable to R&G Mortgage.

Although R&G Mortgage has not received any notice threatening revocation from other government-sponsored entities at this time, HUD’s action could cause these entities to take similar action with respect to licenses issued by them to R&G Mortgage. In certain cases, the loss of these licenses could prevent R&G Mortgage from selling whole loans to, or securitizing pools of loans through, these entities or acting as a licensed issuer/servicer or result in breaches of certain other agreements. The Company is working to preserve its other licenses.

No assurances can be given that these efforts will be successful. If the Company is not successful in remedying the effects of the HUD revocation and retaining these licenses, and as a result is unable to continue participating in the origination, sale or securitization programs maintained by these entities or servicing loans previously originated by R&G Mortgage under such programs, such failure would have a material adverse effect on the Company.

In addition, the Company received notice of non-objection from the Federal Reserve Bank of New York and the Federal Deposit Insurance Corporation to engage in what amounts to the last of its “unwinding” transactions with other Puerto Rico financial institutions resulting from the restatement of its audited consolidated financial statements. In the current transaction with Oriental Bank and Trust, a Puerto Rico-chartered commercial bank (“Oriental Bank”), the terms of certain prior mortgage loan sale transactions involving R-G Premier and Oriental Bank will be restructured.

The transactions relate to various mortgage purchase transactions that occurred between August 2004 and March 2005, in which Oriental Bank purchased from R-G Premier aggregate pools of approximately $114.9 million of residential mortgage loan, which were originated by R-G Premier. The unpaid principal balance of the mortgage loans was $71.4 million as of July 1, 2007. The purchase transactions were initially accounted for as sales of mortgage loans to Oriental Bank, but have been subsequently recharacterized for accounting purposes as commercial loans secured by the respective mortgage loans.

As part of the restructuring of these transactions, Oriental Bank has agreed to retain certain mortgage loans with an unpaid principal balance of $26.6 million as of July 1, 2007. Certain mortgage loans with an unpaid principal balance of $25.9 million as of July 1, 2007 will be substituted by R-G Premier with mortgage loans selected by Oriental Bank that comply with its policies. The remaining balance of the loans will be purchased by R-G Premier for cash in the amount of $19.8 million. The transaction closed today, July 10, 2007, but the settlement will be executed on Friday, July, 13, 2007, after each party reviews the documentation of the collateral received.

In connection with restructuring these transactions, Oriental Bank and R-G Premier agreed to settle all pending litigation claims relating to the payment of certain prepayment penalties associated with the mortgage loans.

Forward-Looking Statements

This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: the Company’s ability to attract new clients and retain existing clients; risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates; potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of the required adjustments to prior period financial statements; risks associated with the Company’s inability to prepare and timely file financial statements; potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments; potential adverse developments in connection with the ongoing SEC inquiry; potential adverse developments from enforcement actions by bank regulatory agencies; and developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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